EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into as of July 1, 2006 (the "Effective Date"), by and among Fireline Restoration, Inc., a Florida corporation (the "Employer"), a wholly owned subsidiary of Home Solutions of America, Inc., a Delaware corporation ("HSOA") and Brian Marshall, an individual resident of the State of Florida (the "Executive").

WITNESSETH

WHEREAS, the Executive has certain skills, experience, and abilities that may be valuable to the success of the Employer's operations and future profitability;

WHEREAS, the Employer desires to employ and retain the services of the Executive as a full-time employee in the position of President of Employer, and the Executive desires to work for and be employed by Employer in such position; and

WHEREAS, the Employer and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Employer.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

Section 1:         EMPLOYMENT TERM AND DUTIES

1.01     Employment.  The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02     Term.  Unless earlier terminated as herein provided, the Executive's employment with the Employer pursuant to this Agreement shall commence on the Effective Date and shall end on the final day of the Term (as defined in this Section 1.02).  For purposes of this Agreement, the "Term" shall mean the period commencing with the effective date of this Agreement and continuing until thirty-six (36) months thereafter, provided that the Executive shall have the option to extend the Term hereof for two (2) additional twelve (12) month periods, by written notice to the Employer within sixty (60) days of what would otherwise be the last day of Term.

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1.03     Duties and Services.  The Executive will be employed as the President of Employer in Tampa, Florida, and will have such duties and perform such services as are customary with such positions.   The Executive will not have to relocate without his written consent.   The Executive will devote 90% of his business time, attention, skill, and energy to the business of the Employer (as he did historically in his capacity as an employee of Fireline Restoration, Inc.).  It is acknowledged and agreed that the Executive will continue to be involved in the businesses identified on the attached Exhibit A and that such involvement will not constitute a breach or violation of any of the terms and conditions of this Agreement.  The Executive will comply with all applicable Employer policies and procedures as well as with all applicable laws in performing his duties for the Employer.  The Executive will be available to travel on Employer business as the Executive deems advisable.

Section 2:         COMPENSATION

2.01     Salary and Bonus. Subject to the provisions of Section 4 of this Agreement that relate to compensation of the Executive following the termination of the Employment Period (as defined in Section 8 of this Agreement), for the Employer's fiscal years 2006 and 2007, the Executive will be paid an annual base salary of $ 300,000.00 (such amount, as it may be increased from time to time, is hereinafter referred to as "Salary").  The Employer shall withhold from each installment of the Salary, all applicable federal, state, and local income and other payroll taxes.

For the Employer's fiscal years after 2007, the Board of Directors of the Employer will consider annually whether to increase the Salary of the Executive.  In no event will the Executive's Salary be decreased.

The Executive will be entitled allocate a bonus among the Fireline employees, including himself, in an aggregate amount of five percent (5%) of Fireline's Earnings Before Interest, Taxes, Depreciation and Amortization in any given year ending December 31, which shall be payable by March 31 of the following year.

2.02     Benefits.  For the duration of the Employment Period and as otherwise set forth herein, the Executive and his dependents (if applicable), will be permitted to participate in such pension, bonus, health insurance, disability income insurance, and other employee benefit plans of the Employer (collectively, "Benefits") that may be in effect from time to time to the extent the Executive and his dependents are eligible for participation under the terms of such plans.  It is contemplated that as soon as practicable, the Employer will put in place health insurance, retirement, disability and 401K type benefit plans for employees of the Employer and the Executive shall have the responsibility and authority to implement same.

            The Executive will be provided with an up to $1500 per month vehicle allowance for lease or purchase of a vehicle and the Employer shall in addition pay for all expenses of operating said vehicle, including, but not limited to, insurance, gasoline, maintenance and repairs.

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            The Executive will be provided with a monthly rental allowance to take into account the Executive's required availability in Vero Beach, Florida at the convenience and for the benefit of the Employer. The Rental Reimbursement shall be in the amount of twelve thousand ($12,000) per month plus an amount attributable to utilities, pest service and cleaning service not to exceed $ 1200 per month (collectively, "Rental Reimbursement").  The Rental Reimbursement shall be treated for all purposes as a reimbursed expense under Section 62(a)(2)(A) of the Code; provided, however, Executive and not Employer shall be required to satisfy any requirements as to deductibility from Adjusted Gross Income under said Code section, and provided, further, that Executive's ability or inability to satisfy said requirements under the Code do not in any way affect Employer's requirement to pay the Reimbursement Amount during the entire period Executive is employed by Employer.

Section 3:         FACILITIES AND EXPENSES

The Executive will use the office space, equipment, supplies, and such other facilities, property, and personnel as are currently being provided by the Employer for such purposes to perform his duties under this Agreement.  The Employer will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties in accordance with the Employer's employment policies in effect from time to time, provided, that in all events, the Executive will be reimbursed for travel, entertainment and promotional expenses consistent with the business practices of Fireline Restoration, Inc. prior to July 1, 2006.  The Executive will be provided with a credit card to be used with respect to the Employer's business.

Section 4:         TERMINATION

4.01     Termination of Employment Period.

(a)        Death of the Executive.  The Employment Period shall terminate immediately and automatically upon the death of the Executive.

(b)        Termination by the Employer.  The Employer may terminate the Employment Period (i) immediately upon the delivery of a Notice of Termination (as defined in Section 4.01(d) of this Agreement) by the Employer to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability in accordance with Section 4.02 of this Agreement; (ii) immediately upon delivery of a Notice of Termination by the Employer to the Executive setting forth the facts that indicate that an event constituting Cause (as defined in Section 4.03 of this Agreement) has occurred, or on such later date as may be set forth in such Notice of Termination; or (iii) at any time without Cause effective as of the 30th day following the delivery of a Notice of Termination by the Employer to the Executive, or on such later date as may be set forth in such Notice of Termination.

(c)        Termination by the Executive.  The Executive may terminate the Employment Period (i) immediately upon delivery of a Notice of Termination by the Executive to the Employer setting forth facts that indicate that an event constituting Good Reason (as defined in Section 4.04 of this Agreement) has occurred within the 30 days immediately prior to the date of delivery of such Notice of Termination, or (ii) at any time without Good Reason effective as of the 30th day following the delivery of a Notice of Termination by the Executive to the Employer, or on such later date as may be set forth in such Notice of Termination.

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                        (d)        Notice of Termination.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice (delivered in accordance with Section 7.06) that indicates the specific termination provision in this Agreement upon which the person intending to terminate the Employment Period is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under such termination provision.

4.02     Definition of "Disability."  For purposes of this Agreement, the Executive will be deemed to have a "Disability" under any of the following conditions: (a) the Executive is unable to render and perform substantially and continuously the Executive's duties and services as required by this Agreement by reason of any medically determinable physical or mental condition that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) the Executive is determined to be disabled in accordance with a disability income insurance program sponsored by the Employer, provided the definition of disability applied under such program complies with the requirements of Section 409A of the Code (as defined in Section 8 of this Agreement), or (c) the Executive is determined to be totally disabled by the Social Security Administration.  Upon the request of either party hereto following written notice to the other, the Disability of the Executive in accordance with part (a) of the preceding sentence will be determined by a medical doctor (the "Examining Doctor") who shall be selected as follows: the Employer and the Executive shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability pursuant to part (a) hereof will be binding on both parties hereto.  For purposes of a determination under part (a) herein, the Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and the results of such examinations; provided, however, if the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead under this Section 4.02 for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

4.03     Definition of "Cause."  For purposes of this Agreement, "Cause" shall mean: (a) the Executive's material and persistent failure to perform his duties and services in accordance with this Agreement, unless such failure is due to the Executive's Disability, or the Executive's material violation of this Agreement or any material inaccuracy of any representation or warranty of the Executive contained herein, unless, for any such failure, violation, or inaccuracy that is capable of being cured, the Executive cures such failure, violation, or inaccuracy within 10 days of the Employer providing written notice to the Executive of such failure, violation, or inaccuracy; (b) the appropriation by Executive of a material business opportunity of the Employer, including, but not limited to, attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (c) the theft, fraud, or embezzlement by the Executive of any of the real or personal property, tangible or intangible, of the Employer or any of its Affiliates (as defined in Section 8 of this Agreement); (d) the commission of an act of fraud by the Executive upon, or willful misconduct toward, the Employer or any of its Affiliates; (e) conduct by the Executive constituting gross negligence or recklessness, that is materially injurious to the Employer, a customer of the Employer, or any of the Employer's Affiliates; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest by the Executive with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.  Whether "Cause" exists and whether Executive has cured any violation of this Agreement, shall be determined pursuant to the procedures set forth in Section 7.14 of this Agreement.

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4.04     Definition of "Good Reason."  For the purposes of this Agreement, the phrase "Good Reason" means (i) the Employer's material breach of this Agreement and the Employer's failure to remedy such breach within 10 days following the delivery of written notice of such breach by the Executive to the Employer; (ii) the assignment by the Employer to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are substantially different from the duties set forth in Section 1.03 of this Agreement; (iii) the proposed relocation of the Executive from Tampa, Florida, or (iv) demotion of the Executive (whether in name or fact) in rank, title or duties.

4.05     Effect of Termination of Employment Period; Post-Termination Benefits.  Upon the termination of the Employment Period in accordance with Section 4.01 of this Agreement, the Executive's obligation to render to the Employer the services described in Section 1.03 of this Agreement shall cease and the Employer shall pay the Executive or, in the event of his death while amounts remain payable hereunder, his Designated Beneficiary (as defined in this Section 4.05), if at all, as follows:

                       (a)        Termination by the Employer with Cause or by the Executive without Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(ii) or Section 4.01(c)(ii) of this Agreement, the Executive will be entitled to receive solely that portion of his Salary, payable in accordance with the Employer's normal payroll practices, accrued by the Executive as of the effective date of the termination of the Employment Period.  The Executive shall not receive, and shall not be entitled to receive, any Salary or Benefits thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

                       (b)        Termination by the Employer without Cause or by the Executive with Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(iii) or Section 4.01(c)(i) of this Agreement, the (i) Executive will be entitled to receive the Salary that would have been payable for the remainder of the Term, (ii) Section 5 of this Agreement shall be null and void with respect to any Confidential Information owned by the Employer prior to July 1, 2006 and (iii) Section 6 of this Agreement shall be null and void.

                         In addition, the Executive will be entitled to receive coverage under the group health plan sponsored by the Employer, if any, to the same extent as provided on the date of the termination of the Employment Period, for the remainder of the Term.  The cost of coverage under the Employer's group health plan will be payable solely by the Employer. Except to the extent otherwise permitted under Section 409A of the Code, the Salary and payments for the cost of group health plan coverage shall be accumulated by the Employer and payable to the Executive no earlier than the first day of the seventh calendar month following the date on which the Employment Period is terminated, or if earlier, the date of the Executive's death.  If, at the time the Employment Period is terminated, or at any time thereafter, the Salary or payments for the cost of the group health plan coverage to which the Executive is entitled under this Section 4.05(b) is not required to be deferred under Section 409A of the Code, then such amounts shall instead be payable in monthly installments on the first day of each calendar month, provided, that the first installment shall not be made earlier than the later of (i) the first day of the calendar month immediately following the date of termination of the Employment Period or (ii) the date which is fifteen (15) days following the date of the termination of the Employment Period.

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(c)        Termination upon Death or Disability.  If the Employment Period is terminated in accordance with Section 4.01(a) or Section 4.01(b)(i), the Employer will pay to the disabled Executive or to the Executive's Designated Beneficiary, as the case may be, Salary that would have been payable during the Employment Period until the earlier of (i) the Expiration Date or (ii) the 90th day following the date of the Executive's death or the date of the determination that the Executive has a Disability, whichever is applicable.  In addition, an Executive who is determined to have a Disability will be entitled to receive coverage under the group health plan sponsored by the Employer, if any, to the same extent as provided on the date of the determination that the Executive has a Disability until the earlier of (i) the Expiration Date or (ii) the 90th day following the date of the determination that the Executive has a Disability and, if the Employer has maintained the disability income insurance referred to in Section 2.02 of this Agreement, the benefits to which the Executive is entitled thereunder, if any. The cost of coverage under the Employer's group health plan will be payable solely by the Employer.  Notwithstanding the preceding sentences of this paragraph (c), in the event the Employer has not maintained such disability income insurance, then the Employer shall continue to pay Salary and the cost of group health plan coverage for the remainder of the Term.  Amounts to which the Executive or the Executive's Designated Beneficiary are entitled to receive hereunder shall be payable in monthly installments on the first day of each calendar month; provided, that the first installment shall not be made earlier than the later of (i) first day of the calendar month immediately following the date of the termination of the Employment Period or (ii) the date which is fifteen (15) days following the date of the termination of the Employment Period and, provided further, that, notwithstanding any provision herein to the  contrary, benefits to which the Executive is entitled to receive under the disability income insurance maintained by the Employer, if any, shall be payable in accordance with the terms of such program. Except to the extent otherwise provided in this Section 4.05(c), the Executive or the Executive's Designated Beneficiary shall have no right to receive, and the Employer shall have no further obligation to pay to the Executive, further monthly installments of Salary or Benefits.  For the purposes of this Agreement, the Executive's "Designated Beneficiary" means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Employer from time to time or, if the Executive fails to give written notice to the Employer of such a beneficiary, the Executive's estate; provided, however, that, notwithstanding the preceding sentence, the Employer shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

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(d)        Accrued Benefits.  Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans providing Benefits hereunder, the Executive's accrual of the Benefits pursuant to Section 2.02 will cease on the date of the termination of the Employment Period, and the Executive will thereafter be entitled to the payment of accrued Benefits pursuant to such plans only as provided in such plans.

(e)        Release.  No amount shall be payable to the Executive under Section 4.05(b) or (c) following the termination of the Employment Period unless the Executive (or the Executive's Designated Beneficiary in the event of termination of this Agreement due to the Executive's death) signs and delivers to the Employer, within fifteen (15) days after the termination of the Employment Period, a release and waiver of claims in a form prepared by and acceptable to the Employer.

Section 5:         CONFIDENTIAL INFORMATION

5.01     Confidential Information Defined.  For the purposes of this Section 5, the phrase "Confidential Information" means any and all of the following: trade secrets concerning the business and affairs of the Employer, HSOA, and their direct or indirect subsidiaries and other Affiliates (the "Employer Group"), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of any member of the Employer Group (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for any member of the Employer Group containing or based, in whole or in part, on any information included in the foregoing.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

5.02     Executive's Access to the Confidential Information.  Immediately upon the Executive's execution of this Agreement and continuing throughout his employment with the Employer, the Employer shall provide the Executive with access to Confidential Information that Executive had not previously received.  The Executive acknowledges:  (a) that the Employer has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in this Section 5; and (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

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5.03     Executive's Nondisclosure Duties Regarding the Confidential Information.  The Executive agrees to use his best efforts to preserve and protect the Confidential Information to the greatest degree possible and therefore agrees as follows:

(a)        Nondisclosure Commitment.  The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (as defined in Section 8 of this Agreement) except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer deals in the ordinary course of its business, or except to the extent such disclosure is necessary for Executive to perform his duties under this Agreement.  Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws.  If any information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.  The Executive will not remove from the premises or record (regardless of the media) of any member of the Employer Group, any Confidential Information of any member of the Employer Group, except to the extent such removal or recording is necessary for the Executive to perform his duties.  The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, are the exclusive property of a member or members of the Employer Group, as the case may be.

(b)        Third Party Information.  The Executive recognizes that the members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that he owes the members of the Employer Group, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out his duties for the Employer consistent with the Employer's agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer's agreement with such third party) without the express written authorization of the appropriate member or members of the Employer Group, as the case may be.

(c)        Returning Employer Documents.  The Executive agrees that, at the time of the termination of the Employment Period, he will deliver to the Employer  (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items or any property belonging to a member or members of the Employer Group, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media.  In the event of the termination of the Employment Period, the Executive agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

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5.04     Disputes or Controversies.  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized.  All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive, use, and maintain all such Confidential Information in secrecy, except as may be agreed by them in writing.

5.05     Effect of Stock Purchase Agreement.   The Executive, the Employer and HSOA have, effective July 1, 2006, entered into a certain Stock Purchase Agreement (the "SPA").  In the event that the Executive shall be permitted to freely compete in business with the Purchaser Group (as defined in the SPA) as a result of the terms and conditions set forth in Section 7.14(b) of the SPA, Section 5 of this Agreement shall be null and void with respect to any Confidential Information of the Business or Fireline.

5.06     Time Period of Restrictions.  The terms and conditions of this Section 5 shall apply during the Restricted Period, unless sooner terminated in accordance with the terms of Section 5.05 or Section 4.05(b) of this Agreement.

Section 6:         RESTRICTIONS DURING AND AFTER EMPLOYMENT

6.01     Restrictive Covenants.  The Executive agrees that the Employer's commitment described in Section 5.02 to provide its Confidential Information to him gives rise to the Employer's interest in restraining Executive from competing against it and that the restrictions in this Section are designed to enforce Executive's promise in Section 5.03 not to disclose or use Confidential Information belonging to the Employer, except in the performance of Executive's duties for the Employer.  The Executive agrees that the restrictions in this Section are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer.  For these reasons, the Executive agrees to the following:

(a)        Noncompete.  Except as set forth in Section 6.04, or otherwise pursuant to Employer's prior written consent, which shall not be unreasonably withheld, with respect to a particular job or work order for which Employer has determined not to accept or perform, during the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services that are similar to the services he rendered to the Employer under this Agreement to any business engaged or about to become engaged in the Business of the members of the Employer Group, in the Market Area (defined below).  For purposes of this Agreement, the "Business" of the Employer Group is providing recovery, restoration, rebuilding/remodeling, and other specialty interior services to residential and commercial properties.

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(b)        Solicitation of Customers.  During the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, solicit a Current Customer (defined below) of any member of the Employer Group with whom he had contact during the Employment Period, for purposes of selling products or services to such Current Customer that are in competition with the products and services offered or sold by any member of the Employer Group.

(c)        Solicitation of Employees.  During the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, employ any current employee of any member of the Employer Group or any individual who was an employee of any member of the Employer Group at any time during Term, and will not solicit, or contact in any manner that could reasonably be construed as a solicitation, any employee of any member of the Employer Group or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with any member of the Employer Group.

(d)        Solicitation of Vendors.  During the Restricted Period the Executive will not, either directly or indirectly, on behalf of himself or any other person or entity, solicit a current vendor or supplier of any member of the Employer Group for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to any member of the Employer Group, or to change adversely the terms under which such vendor or supplier provides such products or services to any member of the Employer Group.

(e)        Non-interference.  During the Restricted Period the Executive will not, directly or indirectly, interfere with the Employer's relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of any member of the Employer Group.  Following the termination of the Employment Period, the Executive will not, either directly or indirectly, access the computer systems of any member of the Employer Group, download files or any other information from the computer systems of any member of the Employer Group or in any way interfere, disrupt, modify or change any computer program used by any member of the Employer Group or any data stored on the computer systems of any member of the  Employer Group.

(f)         Restricted Period.  For purposes of this Section 6.01, the term "Restricted Period" means the period commencing with the Effective Date and terminating two years after the termination of the Employment Period.

(g)        Market Area.  For purposes of this Section 6.01, the term "Market Area" includes any state or province in which, during the Employment Period, (i) any member of the Employer Group has provided goods or services and (ii) the Executive has overseen, directed, managed, or otherwise participated in the operations of any member of the Employer Group.

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6.02     Scope.  The Executive acknowledges and agrees that the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer Group.  The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  The Employer may, at any time on written notice approved by its Board of Directors, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  In the event of termination of the Executive's employment with the Employer for any reason, the Executive consents to the Employer communicating with the Executive's new employer, any entity in the Business or through or in connection with which the Executive is restricted hereunder, or any other party about the restrictions and obligations imposed on the Executive under this Agreement.

6.03     Required Notice.  Executive agrees that prior to beginning any new employment following the termination of his employment with Employer he will provide Employer with 30 days' written notice regarding his new employment.  The notice will identify Executive's new employer, describe the duties Executive will perform for the new employer, and provide verification that Executive has informed his new employer of his confidentiality and other obligations under this Agreement.

6.04     Exception for Executive's Other Businesses.  Other business owned by Executive are subject to the restrictions set forth in Section 6.01 of this Agreement expect that any business owned by Executive may perform services as a subcontractor for any member of the Employer Group without any violation of Section 6.01.

6.05     Effect of Stock Purchase Agreement.  In the event that the Executive shall be permitted to freely compete in business with the Purchaser Group (as defined in the SPA) as a result of the terms and conditions set forth in Section 7.14(b) of the SPA, Section 6 of this Agreement shall be null and void, unless sooner terminated in accordance with the terms of Section 4.05(b) of this Agreement.

Section 7:         GENERAL PROVISIONS

7.01     Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 or 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 5 and 6 hereof.

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7.02     Covenants of Sections 5 and 6 are Essential and Independent Covenants.  The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive.  The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

7.03     Representations and Warranties by the Executive.  The Executive represents and warrants to the Employer that (a) the Executive has never taken any action of the types set forth in Section 4.03(b) though (f) and (b) the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.04     Obligations Contingent on Performance.  The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

7.05     Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The covenants of the Executive under this Agreement, being personal, may not be delegated.

            7.06     Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Home Solutions of America, Inc.
1500 Dragon Street Suite B
Dallas, TX 75207
Facsimile: (214) 333-9435

With a copy to:	Melissa Youngblood, Esq.
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
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Dallas, TX 75201
Facsimile: (214) 922-4170

If to the Executive:	Brian Marshall
3018 Horatio Street
Tampa, FL 33609
Facsimile: (813) 353-9720

7.07     Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

7.08     GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.  VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE AS DETERMINED UNDER THAT CERTAIN STOCK PURCHASE AGREEMENT BY, AMONG OTHERS, THE EMPLOYER AND EXECUTIVE DATED AS OF JULY 1, 2006.

7.09     Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.10     Severability.  If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11     Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12     Survival of Obligations.  The obligations of the Employer and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.13     Withholding and Set Off.  All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law.

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7.14     Arbitration.       The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising among the parties out of or in connection with this Agreement. However, if not so settled, any controversy or claim arising out of or in connection with this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "AAA"), and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover; provided, however, that nothing in this Section 7.14 shall be construed as to deny the Employer the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach by Executive of the covenants in Sections 5 and 6 of this Agreement.  The arbitration shall be conducted in Atlanta, Georgia unless otherwise agreed by the parties thereto and shall be conducted before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the AAA.  A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other parties and to the AAA office located in Atlanta, Georgia.  Such written notice will contain a description of the dispute and the remedy sought.  The Executive, on the one side, and the Employer, on the other, shall appoint one arbitrator of such party's choosing, and the parties shall mutually agree on the third arbitrator.  In the event that the parties have not mutually agreed on the third arbitrator within thirty (30) days after the demand for arbitration is filed, the third arbitrator shall be appointed in the manner provided by the Commercial Arbitration Rules of the AAA.  The decision of the arbitrators will be final and binding on the parties hereto and their successors and assignees.  Where consistent with applicable law, the arbitrators shall have the authority to order the non-prevailing party to pay the prevailing party's attorney's fees and all costs of the arbitration.  The parties will participate in good faith in a non-binding mediation of their dispute at least 60 days prior to the date of the arbitration hearing.  The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrators shall appoint the mediator.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptable of the award and any order of enforcement as the case may be.  The parties intend this agreement to arbitrate to be irrevocable.

7.15     Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing party in such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration its costs and attorneys' fees as determined by the judge, arbitrator or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

7.16     Income Taxation of Deferred Payments.  This Agreement shall be administered subject to and in compliance with the requirements of Section 409A of the Code.

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Section 8:         CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

"Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Current Customer" shall mean any person or entity who is currently utilizing any product or service sold or provided by any member of the Employer Group through any facility managed by the Executive; any person or entity who utilized any such product or service within the previous 12 months; and any person or entity with whom any member of the Employer Group is currently conducting negotiations concerning the utilization of such products or services.

"Employment Period" shall mean the period during which the Executive has an obligation to render to the Employer all or any portion of the services described in Section 1.03 of this Agreement, until terminated in accordance with the terms of Section 4.  The Employment Period shall in no event, however, extend past the Expiration Date.

"Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

FIRELINE RESTORATION, INC.

By:  /s/ Frank J. Fradella
Name: Frank J. Fradella
Title:   Chief Executive Officer

                                                                        HSOA:

HOME SOLUTIONS OF AMERICA, INC.:

By:  /s/ Frank J. Fradella

Name: Frank J. Fradella
                                                                        Title:   Chief Executive Officer

EXECUTIVE:

/s/ Brian Marshall
                                                                        Brian Marshall

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